Exhibit 8.1

One Bunhill Row London EC1Y 8YY T +44 (0)20 7600 1200 F +44 (0)20 7090 5000

29 April 2022

Your reference

The Directors Shell plc Shell Centre London SE1 7NA	Our reference MCL/TWG Direct line 020 7090 5358

Dear Sirs,

Post-Effective Amendment No.1 dated 29 April 2022 (the “Amendment”) to Registration

Statement on Form F-3 of Shell plc (formerly Royal Dutch Shell plc) dated 11 March 2021

(as amended by the Amendment, the “Registration Statement”): UK Tax Section

We have acted as legal advisers to Shell plc (“Shell”) as to certain matters of UK tax law relevant to the preparation of the section of the Registration Statement entitled “Taxation—UK Taxation” (the “UK Tax Section”).

In that connection, we have examined the Registration Statement and such other documents as we believe to be necessary or appropriate for the purposes of this opinion.

Based upon the Registration Statement and those other documents and subject to the qualifications set out below and in the Registration Statement, we are of the opinion that the statements contained in the UK Tax Section, summarising the material UK tax consequences for a U.S. holder of the ownership and disposal of securities that may be offered by Shell or Shell International Finance B.V. (“Shell Finance”) pursuant to the Registration Statement, fairly summarise the matters therein described.

Our opinion is based upon existing statutory, regulatory and judicial authority, all of which may be changed at any time with retroactive effect. Any change in applicable laws or the current practice of HM Revenue and Customs, or any inaccuracy in the documents upon which we have relied, may affect the continuing validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered in the UK Tax Section. We have not been asked to address, nor have we addressed, any other tax consequences for U.S. holders (or, generally, tax consequences for Shell or Shell Finance).

SJ Cooke	AC Cleaver	WNC Watson	GA Miles	EJ Fife	RCT Jeens	CJCN Choi	CA Cooke	Authorised and regulated
SM Edge	DR Johnson	CNR Jeffs	GE O’Keefe	JP Stacey	V MacDuff	NM Pacheco	LJ Houston	by the Solicitors
PP Chappatte	RA Swallow	SR Nicholls	MD Zerdin	LJ Wright	PL Mudie	CL Sanger	CW McGarel-Groves	Regulation Authority
PH Stacey	CS Cameron	MJ Tobin	RL Cousin	JP Clark	DM Taylor	HE Ware	PD Wickham	Firm SRA number 55388
DL Finkler	PJ Cronin	DG Watkins	BJ Kingsley	WHJ Ellison	RJ Todd	HJ Bacon
SP Hall	BJ-PF Louveaux	BKP Yu	IAM Taylor	AM Lyle-Smythe	WJ Turtle	TR Blanchard
PWH Brien	E Michael	EC Brown	DA Ives	A Nassiri	OJ Wicker	NL Cook
SR Galbraith	RR Ogle	RA Chaplin	MC Lane	DE Robertson	DJO Blaikie	AJ Dustan
AG Ryde	PC Snell	J Edwarde	LMC Chung	TA Vickers	CVK Boney	HEB Hecht
JAD Marks	HL Davies	AD Jolly	RJ Smith	RA Innes	F de Falco	CL Jackson
DA Wittmann	JC Putnis	S Maudgil	MD’AS Corbett	CP McGaffin	SNL Hughes	OR Moir
TS Boxell	RA Sumroy	JS Nevin	PIR Dickson	CL Phillips	PR Linnard	S Shah
JC Twentyman	JC Cotton	JA Papanichola	IS Johnson	SVK Wokes	KA O’Connell	G Kamalanathan
DJO Schaffer	RJ Turnill	RA Byk	RM Jones	NSA Bonsall	N Yeung	JE Cook		576410836

We consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion is delivered to you in connection with the Amendment to be filed with the United States Securities and Exchange Commission on 29 April 2022. Other than in connection with the Registration Statement and the issuance of any securities registered thereby, this opinion is not to be transmitted to anyone else nor is it to be reproduced, quoted, summarised or relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express written consent.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

Slaughter and May

Page 2/The Directors/29 April 2022